Exhibit 10.14

WYETH 2005 (409A)
DEFERRED COMPENSATION PLAN
(effective January 1, 2005)
PURPOSE
The Plan is an unfunded deferred compensation plan that provides certain key Employees with the opportunity to voluntarily defer receipt of a portion of their compensation. Wyeth adopted the Plan to enable the Company to attract and retain a select group of management and highly compensated Employees. The Plan is intended to comply with Section 409A. Wyeth also maintains the Prior Plan, which governs certain compensation deferred by a select group of management and highly compensated Employees that is not subject to Section 409A.
Capitalized terms not otherwise defined in the text hereof shall have the meanings set forth in Section 1.
SECTION 1
DEFINITIONS
1.1    Rules of Construction. Except where the context indicates otherwise, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural. All references to sections and appendices are, unless otherwise indicated, to sections or appendices of the Plan.
1.2    Terms Defined in the Plan. Whenever used herein, the following terms shall have the meanings set forth below:
(a)    “Administrative Procedures” means the policies and procedures established by the Committee and/or the Administrative Record Keeper from time to time governing elections to participate in the Plan, maintenance of Deferral Accounts, Investment Options, calculation of Investment Earnings/Losses, required Election Forms, distributions from the Plan and such other matters as are necessary for the proper administration of the Plan.
(b)    “Administrative Record Keeper” means the person or persons designated by the Committee in accordance with Section 2.
(c)     “Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes Wyeth, any trade or business (whether or not incorporated) which is under common control with Wyeth (within the meaning of Section 414(c) of the Code), any organization included in the same affiliated service group (within the meaning of Section 414(m) of the Code) as Wyeth and any other entity required to be aggregated with Wyeth pursuant to the regulations under Section 414(o) of the Code.

(d)    “Base Salary” means the annual base compensation to be paid during a Plan Year by the Company or its Subsidiaries to an Employee for services rendered during such Plan Year from all sources (i.e., regardless of whether United States source or foreign source).
(e)    “Beneficiary” means one or more persons or entities (including a trust or estate) designated by a Participant to receive payment of any unpaid balance in the Participant’s Deferral Account in the event of the Participant’s death. Such designation shall be made on a form provided by the Administrative Record Keeper. If no valid Beneficiary designation is in effect at the Participant’s death, or if no person or persons so designated survives the Participant, or if each surviving validly designated Beneficiary is legally impaired or prohibited from receiving payment, Participant’s Beneficiary shall be the Participant’s Surviving Spouse, if any, or if the Participant has no Surviving Spouse, then his estate. If the Committee is in doubt as to the right of any person to receive such amount, it may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of competent jurisdiction and such payment shall be a complete discharge of the liability of the Plan.
(f)    “Board of Directors” means the Board of Directors of Wyeth (or any committee of the Board of Directors to whom the Board delegates, from time to time, its authority hereunder).
(g)    “Bonus Compensation” means cash compensation to be paid to an Eligible Employee by the Company with respect to services rendered during a Plan Year under any incentive compensation or bonus plan, program or arrangement which is maintained or which may be adopted by the Company.
(h)    “Business Day” means each day that the New York Stock Exchange is open for business.
(i)    “Change in Control” means the first to occur of any of the following events:

(i)
any person or persons acting in concert (excluding Wyeth benefit plans) becomes the beneficial owner of securities of Wyeth having at least 20% of the voting power of Wyeth’s then outstanding securities (unless the event causing the 20% threshold to be crossed is an acquisition of voting common securities directly from Wyeth); or

(ii)
the consummation of any merger or other business combination of Wyeth, sale or lease of Wyeth’s assets, or combination of the foregoing transactions (the “Transactions”), other than a Transaction immediately following which the shareholders of Wyeth who owned shares immediately prior to the Transaction (including any trustee or fiduciary of any Wyeth employee benefit plan) own, by virtue of their prior ownership of Wyeth’s shares, at least 65% of the voting power, directly or indirectly, of (a) the surviving corporation in any such merger or other business combination; (b) the purchaser or lessee of the Wyeth’s assets; or (c) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

(iii)
within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors or the board of directors of a successor to Wyeth. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest);

provided, however, that no event shall constitute a change in control unless it is a change in control within the meaning of Section 409A.
(j)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations promulgated thereunder.
(k)    “Committee” means the Compensation and Benefits Committee of the Board of Directors.
(l)    “Company” means Wyeth and its Affiliates.
(m)    “Default Investment Option” means the default investment option specified from time to time by the Committee for hypothetical investment of a Participant’s Deferral Account in the event the Participant fails to allocate all or a portion of his Deferral Account to a particular Investment Option.
(n)    “Deferral Account” means a bookkeeping account (including all sub-accounts) maintained by the Administrative Record Keeper for each Participant to record (i) the Participant’s Base Salary and/or Bonus Compensation deferrals under the Plan, (ii) the amount of a Valid Notional Rollover of all or a portion of the Participant’s (A) ERP 409A Benefit, (B) SERP 409A Benefit, and (C) SESP 409A Account, plus or minus (iii) Investment Earnings/Losses on those amounts minus (iv) all distributions or withdrawals made to a Participant or his Beneficiary.
(o)    “Deferred Compensation Tax Compliance Committee” means a committee of such officers and/or employees of the Company as shall be designated from time to time by the Company.
(p)    “Delayed Payment Amount” shall have the meaning set forth in Section 7.7.
(q)    “Disability” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, within the meaning of Section 409A.
(r)    “Election Form” means the form or forms established from time to time by the Administrative Record Keeper and/or the Committee, that an Eligible Employee completes, signs and returns to the Administrative Record Keeper to make an election under the Plan. Election Forms can be in paper, electronic or such other media (or combination thereof) as the Administrative Record Keeper shall specify from time to time.
(s)    “Eligible Employee” means an active Employee (i) whose terms and conditions of employment are not subject to a collective bargaining agreement, (ii) who at any time during the Plan Year is eligible to receive Base Salary for the Plan Year on an annualized basis of not less than one hundred fifty-five thousand dollars ($155,000) or such other amount as may be determined from time to time by the Committee, and (iii) who is paid in whole or in part through the Company’s regular U.S. payroll. Notwithstanding the foregoing, an individual shall not become an “Eligible Employee” until the first day of the month following the date on which such individual satisfies requirement (ii) of the previous sentence. Further, the term “Eligible Employees” shall exclude individuals classified by the Company as leased employees, independent contractors or consultants or any individuals who are not paid through the Company’s regular payroll.
(t)    “Employee” means an employee of the Company or its Subsidiaries.
(u)    “ERP” means the Wyeth Executive Retirement Plan (amended and restated effective as of January 1, 2005), as amended from time to time.
(v)    “ERP 409A Benefit” means the portion of an Eligible Employee’s benefit under the ERP that is subject to Section 409A.
(w)    “ERP Grandfathered Benefit” means the portion of an Eligible Employee’s benefit under the ERP that, for purposes of Section 409A, was both earned and vested on December 31, 2004.
(x)    “Installment Retirement Benefit” shall have the meaning set forth in Section 7.2(a).
(y)    “Investment Earnings/Losses” means the income, gains and losses that would have been realized had an amount deferred hereunder actually been invested in the Investment Option or Options selected by a Participant.
(z)    “Investment Options” means the Market Interest Option or such other investment options are selected from time to time by the Committee that are used as hypothetical investment options among which the Participant may allocate all or a portion of his Deferral Account.
(aa)    “Key Employee” means (i) each “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) any time during the 12-month period ending on December 31st of a calendar year and (ii) to the extent not otherwise included in (i) hereof, each of the top-100 paid individuals (based on W-2 compensation for the 12-month period ending on December 31st of such calendar year) who performed services for the Company at any time during the 12-month period ending on December 31st of such calendar year. A Participant shall be treated as a Key Employee for the 12-month period beginning on April 1st of the calendar year following the calendar year for which the determination under clause (i) or (ii) of this definition is made.
(bb)    “Lump Sum Retirement Benefit” shall have the meaning set forth in Section 7.2(a).
(cc)    “Market Interest Option” means the Investment Option that provides for Investment Earnings/Losses on amounts deferred under the Plan at the Market Rate.
(dd)    “Market Rate” means, for a particular calendar year, (i) 120% of the long term applicable federal rate, with quarterly compounding, for the month of January of such calendar year, as published under Section 1274(d) of the Code for such year or (ii) such other rate as shall be specified from time to time by the Committee, except that any rate specified under clause (ii) shall only apply to amounts in a Deferral Account on a prospective basis and following reasonable notice of such rate to Participants.
(ee)    “Normal Retirement Date” shall have the same meaning as set forth in the Retirement Plan.
(ff)    “Participant” means an Employee or Retiree (for so long as he retains a Deferral Account under the Plan) who participates in the Plan.
(gg)    “Plan” means this Wyeth 2005 (409A) Deferred Compensation Plan, as amended from time to time.
(hh)    “Plan Year” means the calendar year.
(ii)    “Prior Plan” means the terms of the Wyeth Deferred Compensation Plan (as amended and restated as of November 20, 2003), as set forth in the Company’s written documentation, rules, practices and procedures applicable to the Prior Plan (but without regard to any amendments thereto after October 3, 2004 that would result in any material modification, within the meaning of Section 409A and Notice 2005-1, of the Plan).
(jj)    “Retiree” means an individual who is Retired.
(kk)    “Retirement”, “Retire(s)” or “Retired” means the first of the month following Separation from Service with the Company for any reason other than a leave of absence, death or Disability on or after the Participant becomes Retirement Eligible.
(ll)    “Retirement Benefit” means the type and form of payments available to a Participant upon Retirement as described in Section 7.2(a).
(mm)    “Retirement Benefit Installment Payout Dates” means, with respect to a deferral made by a Participant, the first day of the calendar quarter elected (initially or upon redeferral pursuant to Section 8) by the Participant for the commencement of installment payments and, in the case of annual installments, the anniversary dates thereof and, in the case of quarterly installments, the first day of each calendar quarter thereafter, in each case through the final installment payout date elected by the Participant with respect to such deferral; provided that the first of such dates shall be:

(i)	with respect to a distribution election made by a Participant in accordance with the SESP, at least 12 months after a Valid Notional Rollover of all or a portion of the SESP 409A Account;

(ii)
with respect to redeferral by a Participant of all or a portion of the ERP 409A Benefit, the SERP 409A Benefit or the SESP 409A Account pursuant to a Valid Notional Rollover in accordance with the provisions of the ERP, the SERP or the SESP, as the case may be, not earlier than five years after the date such ERP 409A Benefit, SERP 409A Benefit or SESP 409A Account would otherwise have been payable;

(iii)
with respect to a deferral of all or a portion of the ERP 409A Benefit or the SERP 409A Benefit pursuant to a Valid Notional Rollover in accordance with the provisions of the ERP or the SERP, as the case may be, by a Participant who makes a distribution election prior to December 31, 2005 and incurs a Separation from Service during the calendar year 2006, not earlier than January 1, 2007;

(iv)
with respect to a deferral of all or a portion of the ERP 409A Benefit or the SERP 409A Benefit pursuant to a Valid Notional Rollover in accordance with the provisions of the ERP or the SERP, as the case may be, by a Participant who makes a distribution election in calendar year 2006 and incurs a Separation from Service during the calendar year 2007, not earlier than January 1, 2008;

(v)
with respect to a deferral of all or a portion of the ERP 409A Benefit or the SERP 409A Benefit pursuant to a Valid Notional Rollover in accordance with the provisions of the ERP or the SERP, as the case may be, by a Participant who makes a distribution election in calendar year 2007 and incurs a Separation from Service during the calendar year 2008, not earlier than January 1, 2009;

(vi)
with respect to all other Retirement Benefit payments (including all or a portion of the ERP 409A Benefit or the SERP 409A Benefit rolled over to the Plan in a Valid Notional Rollover not in connection with a redeferral), on or after the Participant’s Retirement Date; and

provided, further, that the final installment payout date with respect to such deferral occurs (X) no earlier than the second anniversary of the first installment payment and (Y) no later than the earlier of (I) the quarter prior to the fifteenth anniversary of the first installment payment and (II) the fifteenth anniversary of the Participant’s Normal Retirement Date.
(nn)    “Retirement Benefit Lump Sum Payout Date” means, with respect to a deferral made by a Participant, the first day of the calendar quarter elected (initially or upon redeferral pursuant to Section 8) by the Participant for a lump sum payout of a Retirement Benefit; provided that such date shall not be earlier than:

(i)	with respect to a distribution election made by a Participant in accordance with the SESP, at least 12 months after a Valid Notional Rollover of all or a portion of the SESP 409A Account;

(ii)
with respect to redeferral by a Participant of all or a portion of the ERP 409A Benefit, the SERP 409A Benefit or the SESP 409A Account pursuant to a Valid Notional Rollover in accordance with the provisions of the ERP, the SERP or the SESP, as the case may be, not earlier than five years after the date such ERP 409A Benefit, SERP 409A Benefit or SESP 409A Account would otherwise have been payable;

(iii)
with respect to a deferral of all or a portion of the ERP 409A Benefit or the SERP 409A Benefit pursuant to a Valid Notional Rollover in accordance with the provisions of the ERP or the SERP, as the case may be, by a Participant who makes a distribution election prior to December 31, 2005 and incurs a Separation from Service during the calendar year 2006, not earlier than January 1, 2007;

(iv)
with respect to a deferral of all or a portion of the ERP 409A Benefit or the SERP 409A Benefit pursuant to a Valid Notional Rollover in accordance with the provisions of the ERP or the SERP, as the case may be, by a Participant who makes a distribution election in calendar year 2006 and incurs a Separation from Service during the calendar year 2007, not earlier than January 1, 2008;

(v)
with respect to a deferral of all or a portion of the ERP 409A Benefit or the SERP 409A Benefit pursuant to a Valid Notional Rollover in accordance with the provisions of the ERP or the SERP, as the case may be, by a Participant who makes a distribution election in calendar year 2007 and incurs a Separation from Service during the calendar year 2008, not earlier than January 1, 2009;

(vi)
with respect to all other Retirement Benefit payments (including all or a portion of the ERP 409A Benefit or the SERP 409A Benefit rolled over to the Plan in a Valid Notional Rollover not in connection with a redeferral), on or after the Participant’s Retirement date; and

provided, further, that such date shall be no later than the fifteenth anniversary of the Participant’s Normal Retirement Date.
(oo)    “Retirement Eligible” means a Participant who is an Employee and who has attained the earlier of (i) age 65, or (ii) age 55 with at least five Years of Vesting Service.
(pp)    “Retirement Plan” means the Wyeth Retirement Plan – United States, as amended from time to time.
(qq)    “Section 409A” means Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.

(rr)	“Section 409A Compliance” has the meaning set forth in Section 9.2.
(ss)    “Separation from Service” means “separation from service”, as defined under applicable Internal Revenue Service Treasury Regulations for purposes of Section 409A of a Participant from the Company or its Subsidiaries.
(tt)    “SERP” means the Wyeth Supplemental Executive Retirement Plan (amended and restated effective as of January 1, 2005), as amended from time to time.
(uu)    “SERP 409A Benefit” means the portion of an Eligible Employee’s benefit under the SERP that is subject to Section 409A.
(vv)    “SERP Grandfathered Benefit” means the portion of an Eligible Employee’s Benefit under the SERP that, for purposes of Section 409A, was both earned and vested on December 31, 2004.
(ww)    “SESP” means the Wyeth Supplemental Savings Plan (amended and restated effective as of January 1, 2005), as amended from time to time.
(xx)    “SESP 409A Account” means an Eligible Employee’s 409A Account (as defined in the SESP) under the SESP.
(yy)    “SESP Grandfathered Account” means an Eligible Employee’s Grandfathered Account (as defined in the SESP) under the SESP.
(zz)    “Short-Term Payout” means the type of payout available to a Participant as described in Section 7.1(a).
(aaa)    “Short-Term Payout Date” means, with respect to a deferral of Base Salary or Bonus Compensation made by a Participant, the first day of the calendar quarter elected by the Participant for payment of a Short-Term Payout; provided, however, that such date shall be in a Plan Year which, in the case of an initial election, is at least three but no more than 15 years after the end of the Plan Year with respect to which a deferral occurs and in the case of a redeferral pursuant to Section 8, is at least five but not more than 15 years after the date on which the Short-Term Payout, but for the redeferral, would have been paid; and provided, further, that in each case such date shall be no later than the fifteenth anniversary of the Participant’s Normal Retirement Date.
(bbb)    “Subsidiary(ies)” means, as to any person, any corporation, partnership or joint venture, of which (or in which) such person, together with one or more of its subsidiaries, directly or indirectly owns more than fifty percent (50%) of the interest in the capital or profits of such corporation, partnership or joint venture.

(ccc)    “Unforeseeable Emergency” has the meaning ascribed in Section 409A.
(ddd)    “Valid Notional Rollover” means a notional rollover in accordance with the requirements of the SESP, the SERP or the ERP, as the case may be, of all or a portion of (i) a Participant’s SESP 409A Account, (ii) SERP 409A Benefit or (iii) ERP 409A Benefit, to the Plan by a Participant in the SESP, the SERP or the ERP, as the case may be, who is Retirement Eligible at the time of his Separation from Service. The effective date of a Valid Notional Rollover shall be the first of the month following the Participant’s Separation from Service, even if all or a portion of the SESP 409A Account, SERP 409A Benefit or ERP 409A Benefit would otherwise have been paid to the Participant at a later date.
(eee)    “Wyeth” means Wyeth, a Delaware corporation, and any successor thereto.
(fff)     “Yearly or Quarterly Installment Method” means a yearly (or quarterly) installment payment over the number of years (or quarters) selected by the Participant in accordance with the Plan, calculated as follows: the Deferral Account of the Participant shall be calculated as of the close of business on the date of reference (or, if the date of reference is not a business day, on the immediately following business day). The date of reference with respect to the first yearly (or quarterly) installment payment dates shall be as provided in Section 7.2 and the date of reference with respect to subsequent yearly (or quarterly) installment payment dates shall be the anniversary date or dates thereof in the applicable year. The yearly (or quarterly) installment shall be calculated by multiplying the portion of the Deferral Account not allocated to the Market Interest Option by a fraction, the numerator of which is one, and the denominator of which is the remaining number of yearly (or quarterly) payments due the Participant. The portion of an installment payment attributable to amounts allocated to the Market Interest Option shall be calculated in accordance with Section 7.2(c). By way of example, if the Participant elects 10 yearly (or 40 quarterly) installment payments, the first payment shall be one-tenth (1/10) (or one-fortieth (1/40)) of the Deferral Account, calculated as described in this definition. For the following payment, the payment shall be one-ninth (1/9) (or one thirty-ninth (1/39)) of the Deferral Account, calculated as described in this definition.
(ggg)    “Year of Vesting Service” has the meaning ascribed to it in the Retirement Plan as of January 1, 2006 and, prior to such date, has the meaning ascribed to “Continuous Service,” as such term was defined in the Retirement Plan prior to January 1, 2006.

SECTION 2
ADMINISTRATION
2.1    General Authority. The general supervision of the Plan shall be the responsibility of the Committee, which, in addition to such other powers as it may have as provided herein, shall have the power, subject to the terms of the Plan: (i) to determine eligibility to participate in, and the amount of benefit to be provided to any Participant under, the Plan; (ii) to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan; (iii) to determine all questions arising in connection with the Plan, to interpret and construe the Plan, to resolve ambiguities, inconsistencies or omissions in the text of the Plan, to correct any defects in the text of the Plan and to take such other action as may be necessary or advisable for the orderly administration of the Plan; (iv) to make determinations regarding the valuation of Deferral Accounts; (v) to make any and all legal and factual determinations in connection with the administration and implementation of the Plan; (vi) to designate the Administrative Record Keeper and to review actions taken by the Administrative Record Keeper or any other person to whom authority is delegated under the Plan; and (vii) to employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Plan. All such actions of the Committee shall be conclusive and binding upon all persons. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company with respect to the Plan. If any member of the Committee is a Participant, such member shall not resolve, or participate in the resolution of, any matter specifically relating to such Committee member’s eligibility to participate in the Plan or the calculation or determination of such member’s benefit under the Plan.
2.2    Delegation. The Committee shall have the power to delegate to any person or persons the authority to carry out such administrative duties, powers and authority relative to the administration of the Plan as the Committee may from time to time determine. Any action taken by any person or persons to whom the Committee makes such a delegation shall, for all purposes of the Plan, have the same force and effect as if undertaken directly by the Committee.
2.3    Administrative Record Keeper. The Administrative Record Keeper shall be responsible for the day-to-day operation of the Plan, having the power (except to the extent such power is reserved to the Committee) to take all action and to make all decisions necessary or proper in order to carry out his duties and responsibilities under the provisions of the Plan. If the Administrative Record Keeper is a Participant, the Administrative Record Keeper shall not resolve, or participate in the resolution of, any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit to him under the Plan. The Administrative Record Keeper shall report to the Committee at such times and in such manner as the Committee shall request concerning the operation of the Plan.

2.4    Actions; Indemnification. The members of the Board of Directors, the Committee, the Administrative Record Keeper, the members of the Deferred Compensation Tax Compliance Committee, the members of any other committee and any director, officer or employee of the Company to whom responsibilities are delegated by the Committee shall not be liable for any actions or failure to act with respect to the administration or interpretation of the Plan, unless such person acted in bad faith or engaged in fraud or willful misconduct. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Board of Directors (and each member thereof), the Committee (and each member thereof), the Deferred Compensation Tax Compliance Committee (and each member thereof), the Administrative Record Keeper, the members of any other committee and any director, officer or employee of the Company to whom responsibilities are delegated by the Committee from and against any liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) incurred by or asserted against it or him by reason of its or his duties performed in connection with the administration or interpretation of the Plan, unless such person acted in bad faith or engaged in fraud or willful misconduct. The indemnification, exculpation and liability limitations of this Section 2.4 shall apply to the Administrative Record Keeper only to the extent that the Administrative Record Keeper is or was a director, officer or employee of the Company.
SECTION 3
GRANDFATHERED BENEFITS
The Company maintains the Prior Plan, which was designed to provide certain Employees with the opportunity to voluntarily defer receipt of a portion of their compensation. All amounts deferred under the Prior Plan that, for purposes of Section 409A, were both earned and vested on December 31, 2004 shall be subject to the terms of the Prior Plan as in effect on December 31, 2004. The ERP Grandfathered Benefits, SERP Grandfathered Benefits and the SESP Grandfathered Account that are rolled over in a Valid Notional Rollover shall be rolled over into the Prior Plan and be subject to the terms of the Prior Plan as in effect on December 31, 2004.
SECTION 4
PARTICIPATION IN THE PLAN
4.1    Base Salary and Bonus Deferrals. An Eligible Employee who elects to defer Base Salary or Bonus Compensation in accordance with Section 5.1 shall commence participation in the Plan as of the date that amounts elected to be deferred are first credited to the Eligible Employee’s Deferral Account.

4.2    Rollover from SERP, ERP and SESP. An Eligible Employee who makes a Valid Notional Rollover of all or a portion of his SERP 409A Benefit, his ERP 409A Benefit or his SESP 409A Account to the Plan in accordance with the requirements of the SERP, the ERP or the SESP, as the case may be, and is not already a Participant, shall become a Participant on the effective date of such Valid Notional Rollover.

4.3    Exclusions. No Employee who is not an Eligible Employee shall be eligible to participate in the Plan. In addition, the Committee may, if it determines it to be necessary or advisable to comply with ERISA, the Code or other applicable law, exclude one or more Eligible Employees or one or more classes of Eligible Employees from Plan participation.

SECTION 5
DEFERRALS AND ELECTIONS

5.1    Elections. All deferrals under the Plan shall be evidenced by the Eligible Employee properly executing and submitting such Election Forms as may be required by the

Administrative Record Keeper in accordance with the Administrative Procedures and this Section 5.

5.2    Deferrals of Base Salary and/or Bonus Compensation.
(a)    Deferrals of Base Salary and Bonus. Subject to the following sentence, for each Plan Year, a Participant may designate a percentage of his Base Salary and/or Bonus Compensation that is payable in a Plan Year to be deferred in accordance with this Section 5. If an Eligible Employee elects to defer Base Salary into the Plan, six percent of such Base Salary elected to be deferred for a particular Plan Year shall automatically be deferred under the SESP for the same Plan Year.
(b)    Minimum/Maximum Amount of Deferral. For each Plan Year, a Participant may elect to defer Base Salary and Bonus Compensation in increments of at least one percent of Base Salary or Bonus Compensation, as the case may be (unless the Committee determines otherwise in its sole discretion), up to a maximum of one hundred percent (less required or elected payroll deductions such as for medical and welfare benefits) of a Participant’s Base Salary or Bonus Compensation with respect to a Plan Year. Notwithstanding the foregoing, Base Salary and Bonus Compensation may only be deferred to the extent such amounts would otherwise have been paid to the Participant through the Company’s regular U.S. payroll.
(c)    Base Salary Deferral Elections. Except for the first Plan Year in which an individual becomes an Eligible Employee, an Eligible Employee’s voluntary election to defer Base Salary must be received by the Administrative Record Keeper no later than December 31 of the prior Plan Year, or such earlier date as may be determined by the Administrative Record Keeper in accordance with the Administrative Procedures. With respect to the first Plan Year in which an individual becomes an Eligible Employee, elections to voluntarily defer Base Salary into the Plan must be made no later than 30 days after the date the Employee first becomes an Eligible Employee and shall only apply to Base Salary earned after such election becomes irrevocable, as determined in accordance with the Administrative Procedures.

(d)    Bonus Compensation. Except for the first Plan Year in which an individual becomes an Eligible Employee, an Eligible Employee’s voluntary election to defer Bonus Compensation must be received by the Administrative Record Keeper no later than December 31 of the Plan Year prior to the Plan Year with respect to which the Bonus Compensation will be earned. With respect to the first Plan Year in which an individual becomes an Eligible Employee, elections to voluntarily defer Bonus Compensation into the Plan must be made no later than 30 days after the date the Employee becomes an Eligible Employee and shall only apply to the percentage of a Participant’s Bonus Compensation that is no greater than the total amount of the Participant’s Bonus Compensation for a Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after such election becomes irrevocable as determined in accordance with the Administrative Procedures over the total number of days in the Plan Year.
(e)    Distribution Elections. For each Base Salary and/or Bonus Compensation deferral, a Participant shall make an election at the same time that he makes a deferral election to receive a Short-Term Payout on a Short-Term Payout Date or a contingent election to receive a Retirement Benefit in accordance with the Administrative Procedures and the provisions of Section 7 below.

5.3    Deferrals of Amounts Notionally Rolled Over from the SERP, the ERP and SESP.

(a)Notional Rollover from the ERP, the SERP and the SESP. All or a portion of a Participant’s ERP 409A Benefit, SERP 409A Benefit and SESP 409A Account may be transferred to the Plan in a Valid Notional Rollover in accordance with the terms and conditions of the ERP, the SERP, and the SESP, as the case may be.
(b)Distribution Elections. A Participant shall make an election to receive a Retirement Benefit upon Retirement at the time he makes either an initial or a redeferral election to rollover all or a portion of his ERP 409A Benefit, SERP 409A Benefit or SESP 409A Account to the Plan in a Valid Notional Rollover in accordance with the Administrative Procedures and the provisions of Section 7 below. A Participant shall be permitted to make a separate distribution election under the Plan in connection with each initial or redeferral election to rollover all or a portion of the ERP 409A Benefit, the SERP 409A Benefits and the SESP 409A Account. A Participant’s election to redefer all or a portion of the ERP 409A Benefit, the SERP 409A Benefit or the SESP 409A Account shall further comply with the provisions of Sections 8.3 and 8.4.
5.4    Transition Rules.
(a)    Year 2005/2006/2007. Appendix A sets forth certain transition elections for Deferral Accounts made in accordance with Section 409A and Notice 2005-1 which shall, for affected Participants, supplement and, to the extent required by Appendix A, replace the corresponding provisions of this Section 5.
SECTION 6
DEFERRAL ACCOUNTS
6.1    Plan Accounts – In General. An individual Deferral Account shall be established and maintained under the Plan on behalf of each Participant by or on behalf of whom deferrals have been made. The Deferral Account shall track the Base Salary and Bonus Compensation deferrals, Valid Notional Rollovers from the SERP, ERP and SESP, Investment Earnings/Losses, distributions or other elections applicable to such accounts. The Deferral Account shall have sub-accounts established and maintained as appropriate to reflect the Base Salary deferrals, Bonus Contribution deferrals, Valid Notional Rollovers from each of the ERP, SERP and SESP, as applicable and Investment Option(s) selected by the Participant.

6.2    Crediting/Debiting of Deferral Account. Base Salary and Bonus Compensation deferrals and Valid Notional Rollovers from the SERP, ERP and SESP shall be credited to a Participant’s Deferral Account in accordance with the Administrative Procedures. A Participant’s

Deferral Account shall be credited or debited with Investment Earnings/Losses based upon the Investment Options selected by the Participant pursuant to Section 6.3 and in accordance with the Administrative Procedures.

6.3    Election of Investment Options. A Participant shall elect, in accordance with the Administrative Procedures, one or more Investment Option(s) from a menu of Investment Options provided by the Committee to be used to determine Investment Earnings/Losses credited or debited to his Deferral Account. A Participant may reallocate the existing balance of his Deferral Account among the available Investment Options and change Investment Options with respect to future deferrals under the Plan in accordance with the Administrative Procedures. In the event that a Participant fails to select one or more Investment Options for all or a portion of his Deferral Account (including in the situation where the Investment Option is discontinued and the Participant fails to designate an alternative in accordance with the Administrative Procedures), such amounts shall be deemed invested in the Default Investment Option. In addition to the blackout periods and other restrictions set forth in the Company’s Securities Transactions Policy, as amended from time to time, the Company may impose such additional restrictions on transfers by Participants in the Company Stock Fund as it deems necessary or advisable in order to comply with federal or state securities laws (including, but not limited to Rule 16b-3 of the Securities Exchange Act of 1934, as amended). Any Participant subject to such restrictions shall be notified by the Company.

6.4    Investment Options. The Committee shall select the Investment Options. The Committee shall be permitted to add, remove or change Investment Options as it deems appropriate, provided that any such addition, deletion or change shall not be effective with respect to any period prior to the effective date of the change. Each Participant, as a condition to his participation in the Plan, agrees to indemnify and hold harmless the Committee, the Administrative Record Keeper, and the Company, and their agents and representatives, from any losses or damages of any kind relating to the Investment Options made available hereunder.

6.5    Crediting or Debiting Method. The performance of each elected Investment Option (either positive or negative) will be determined based on the performance of the actual Investment Option. A Participant’s Deferral Account shall be credited or debited with Investment Earnings/Losses on each Business Day, or as otherwise determined by the Administrative Record Keeper in accordance with the Administrative Procedures. The Administrative Record Keeper shall establish procedures for valuing the balance of a Participant’s Deferral Account, from time to time, including upon distribution, in accordance with the Administrative Procedures.

6.6    No Actual Investment. Notwithstanding any other provision of the Plan, the Investment Options are to be used for measurement purposes only, and a Participant’s election of any such Investment Options and the crediting or debiting of Investment Earnings/Losses to a Participant’s Deferral Account shall not be considered or construed in any manner as an actual investment of his Deferral Account in any such Investment Options. In the event that the Company decides to invest funds in any or all of the Investment Options, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a

Participant’s Deferral Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by the Company. The Participant shall at all times remain an unsecured creditor of the Company.
SECTION 7
DISTRIBUTIONS
7.1    Base Salary and Bonus Compensation Deferrals.
(a)    Short-Term Payouts. Each Short-Term Payout shall be a lump-sum payment equal to the deferred amount, plus or minus Investment Earnings/Losses debited or credited thereto in the manner provided in Section 6, determined at the time the Short-Term Payout becomes payable. Each Short-Term Payout elected shall be payable on the Short-Term Payout Date designated by the Participant on the Election Form with respect thereto. Short-Term Payouts shall be made as soon as practicable after the applicable Short-Term Payout Date elected by the Participant on the applicable Election Form; provided, however, that in no event shall such payment be made later than 30 days after the relevant elected date. Notwithstanding the foregoing, in the event that a scheduled Short-Term Payout, if paid, would (or in the judgment of the Committee, would be reasonably likely to) result in the loss of deductibility for federal income tax purposes of any compensation paid by the Company due to the limitations of Section 162(m) of the Code in any Plan Year, then the scheduled Short-Term Payout shall be delayed to the earlier of (i) the date the Committee reasonably determines that the deduction of payment of the Short-Term Payout would not be limited or eliminated by application of Section 162(m) of the Code or (ii) the calendar year in which the Participant Separates from Service.
7.2    Retirement Benefit.
(a)    Form of Distribution of Retirement Benefit. A Participant’s Retirement Benefit may be paid in either a lump sum (“Lump Sum Retirement Benefit”) on a Retirement Benefit Lump Sum Payout Date elected by the Participant or in quarterly or yearly installment payments (“Installment Retirement Benefit”) on Retirement Benefit Installment Payout Dates elected by the Participant. The Participant’s Retirement Benefit payments shall be made in accordance with the Administrative Procedures as soon as practicable after the applicable Retirement Benefit Lump Sum Payout Date or Retirement Benefit Installment Payout Dates elected by the Participant on the applicable Election Form; provided, however, that in no event shall such payments be made later than 30 days after the relevant elected dates.
(b)    Installment Payments for Retirement Benefits Allocated to Investment Options (Other than the Market Interest Option). The amount of each installment payment with respect to the portion of a Deferral Account that is allocated to an Investment Option (other than the Market Interest Option) shall be determined by the Yearly Installment Method, if the Participant elected to receive annual installments or the Quarterly Installment Method, if the Participant elected to receive quarterly installments.
(c)    Installment Payments for Retirement Benefits Allocated to the Market Interest Option. The amount of each installment payment with respect to the portion of a Deferral

Account that is allocated to the Market Interest Option shall be determined by the following annuity methodology. The amount of each installment payment shall be calculated by the Administrative Record Keeper as an annuity at the beginning of the installment payout period elected by the Participant and shall be recalculated each time there is a change in the Market Rate or the Participant transfers an amount into or out of the Market Interest Option, based on: (i) the balance of the applicable portion of the Participant’s Deferral Account that is allocated to the Market Interest Option (adjusted to reflect interest at the Market Rate then in effect in accordance with clause (iii)) immediately following the date of the change in the Market Rate or the Participant’s transfer as applicable, (ii) the number of remaining installments, (iii) the Market Rate in effect at the time of the calculation (assuming that the Market Rate will remain unchanged throughout the payout period), and (iv) a final value of the portion of the Participant’s Deferral Account allocated to the Market Interest Option of zero dollars ($0).
7.3    Payment Upon Separation from Service. Subject to Section 7.6 below, and notwithstanding anything in the Plan to the contrary, in the event a Participant incurs a Separation from Service with the Company for reasons other than Retirement or death (including a Separation from Service as a result of Disability by a Participant who is Retirement Eligible), or in the event that any Subsidiary that employs a Participant ceases to be a wholly-owned Subsidiary of Wyeth, the entire balance of the Participant’s Deferral Account shall be distributed to the Participant in a single lump sum within 90 days thereafter.

7.4    Payment Upon Death. Notwithstanding anything in the Plan to the contrary, in the event a Participant dies prior to the receipt of any or all of his or her Deferral Account, the balance of such account shall be distributed in a single lump sum to the Participant’s Beneficiary(ies) as soon as practicable following the Participant’s death, but in no event later than the later of (x) December 31 of the calendar year in which the death occurs or (y) the 15th day of the third calendar month following the Participant’s death.

7.5    Distribution of an Unforeseeable Emergency.

(a)In General. A Participant may receive a distribution with respect to his Deferral Account, at such time as the Committee determines that the Participant or his Beneficiary has incurred an Unforeseeable Emergency. Distribution because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the Unforeseeable Emergency and shall be permitted only if the Unforeseeable Emergency may not be relieved through reimbursement from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship to the Participant or by cessation of deferrals by the Participant in the Plan and the SESP. If a Participant demonstrates that an Unforeseeable Emergency has occurred, the Committee shall first cancel the Participant’s deferral election for the remainder of the Plan Year under the Plan and the SESP. If the Participant demonstrates, and the Committee shall determine, that a cancellation of a Participant’s deferral election under the Plan and the SESP for the balance of the Plan Year will not alleviate or remedy the Participant’s or his Beneficiary’s Unforeseeable Emergency, then, in addition to the cancellation of the Participant’s deferral election, the Committee may authorize a distribution from the balance in the Participant’s Deferral Account in the amount deemed necessary by the Committee to alleviate or remedy the Participant’s or his Beneficiary’s Unforeseeable Emergency. A distribution under this Section 7.5 shall be applied proportionately among the sub-accounts included in the Participant’s Deferral Account.

(b)Cancellation of Deferrals. In the event of a cancellation of deferrals pursuant to Section 7.5(a), the Participant’s election shall be cancelled, and not postponed or otherwise delayed, such that any later deferral election will be subject to the provisions governing deferral elections as provided in Section 4.

7.6    Six-Month Delay in Commencement of 409A Benefits. Notwithstanding any distribution election made by a Participant, if, at the time of a Participant’s Separation from Service, the Participant is a Key Employee, then, solely to the extent necessary for Section 409A Compliance, any amounts payable to the Participant under the Plan with respect to his Deferral Account during the period beginning on the date of the Participant’s Separation from Service and ending on the six-month anniversary of such date (the “Delayed Payment Amount”) shall be delayed and not paid to the Participant until the first Business Day following such six-month anniversary date, at which time such delayed amounts shall be paid to the Participant in a lump-sum. If payment of an amount is delayed as a result of this Section 7.6, such amount shall continue to be deemed invested in the Investment Options selected by the Participant from the date on which such amount would otherwise have been paid to the Participant but for this Section 7.6 to the day immediately prior to the date the Delayed Payment Amount is paid. If a Participant dies on or after the date of the Participant’s Separation from Service and prior to payment of the Delayed Payment Amount, any amount delayed pursuant to this Section 7.6 shall be paid to the Participant’s Beneficiary, together with any interest credited thereon, on the last Business Day of the month following the date of such Participant’s death or as soon as administratively practicable thereafter.

SECTION 8
REDEFERRALS
8.1    Redeferrals of the Deferral Account. A Participant shall be permitted to elect, prior to his Retirement, to redefer all or a portion of the amounts deferred under the Plan in accordance with the provisions of this Section 8. A Participant shall be permitted to make separate redeferral elections with respect to each of his Base Salary or Bonus Compensation deferrals, and each of his elections to defer or redefer all or a portion of the ERP 409A Benefit, the SERP 409A Benefit or the SESP 409A Account to be rolled over to the Plan in a Valid Notional Rollover in accordance with the ERP, the SERP or the SESP, as the case may be. A Retirement Benefit payable in the form of a Retirement Benefit Installment Payout shall be treated as a “single” payment and each separately identified amount to which the Participant is entitled shall be considered a separate payment.

8.2    Redeferral of Short-Term Payout Amounts. A Participant who has not yet had a Separation from Service may elect to redefer each Short-Term Payout payable on a Short-Term Payout Date to another allowable Short-Term Payout Date or to convert such Short-Term Payout to a Retirement Benefit and receive payout of such amounts on a Retirement Benefit Lump Sum Payout Date or a Retirement Benefit Installment Payout Date, provided, however, that:

(a)    The election to redefer must be made and become irrevocable (other than in the case of the death of the Participant) at least one year prior to the Short-Term Payout Date;

(b)    The election shall not become effective for at least one year after the election is made; and

(c)    The Short-Term Payout Date, the Retirement Benefit Lump Sum Payout Date or the date of the first Retirement Benefit Installment Payout shall not be earlier than the fifth anniversary of the Short-Term Payout Date elected by the Participant pursuant to the election in effect immediately prior to such redeferral.

8.3    Redeferral of Retirement Benefits. A Participant may, prior to his Retirement, elect to redefer a Retirement Benefit to another Retirement Benefit Lump Sum Payout Date or Retirement Benefit Installment Payout Dates, provided, however, that:

(a)    The election to redefer must be made and become irrevocable (other than in the case of the death of the Participant) at least one year prior to the original Retirement Benefit Lump Sum Payout Date or the original initial Retirement Benefit Installment Payout Date;

(b)    The election shall not become effective for at least one year after the election is made; and

(c)    The Retirement Benefit Lump Sum Payout Date or the date of the first Retirement Benefit Installment Payout Date shall not be earlier than the fifth anniversary of the Retirement

Benefit Lump Sum Payout Date or the initial Retirement Benefit Installment Payout Date, as the case may be, elected by the Participant pursuant to the election in effect immediately prior to such redeferral.

8.4    Limitations on Redeferrals. Notwithstanding the foregoing provisions of this Section 8, no Participant shall be permitted to redefer his Deferral Account following his Retirement.

SECTION 9
CLAIMS PROCEDURE
9.1    General. If a Participant or his Beneficiary or the authorized representative of one of the foregoing (hereinafter, the “Claimant”) does not receive the timely payment of the benefits which he believes are due under the Plan, the Claimant may make a claim for benefits in the manner hereinafter provided.

9.2    Claims. All claims for benefits under the Plan shall be made in writing and shall be signed by the Claimant. Claims shall be submitted to the Administrative Record Keeper (or such other person who is delegated the responsibility by the Committee to review claims). If the Claimant does not furnish sufficient information with the claim for the Administrative Record Keeper to determine the validity of the claim, the Administrative Record Keeper shall indicate to the Claimant any additional information which is necessary for the Administrative Record Keeper to determine the validity of the claim.

9.3    Review of Claims. Each claim hereunder shall be acted on and approved or disapproved by the Administrative Record Keeper within 90 days following the receipt by the Administrative Record Keeper of the information necessary to process the claim. If special circumstances require an extension of the time needed to process the claim, this 90-day period may be extended 180 days after the claim is received. The Claimant shall be notified before the end of the original period if an extension is necessary, the reason for the extension and the date by which it is expected that a decision will be made. In the event the Administrative Record Keeper denies a claim for benefits in whole or in part, the Administrative Record Keeper shall notify the Claimant in writing of the denial of the claim and notify the Claimant of his right to a review of the Administrative Record Keeper’s decision by the Administrative Record Keeper. Such notice by the Administrative Record Keeper shall also set forth, in a manner calculated to be understood by the Claimant, the specific reason for such denial, the specific provisions of the Plan on which the denial is based, and a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure as set forth in this Section 9.

9.4    Appeals. Any applicant whose claim for benefits is denied in whole or in part may appeal to the Committee for a review of the decision by the Administrative Record Keeper. Such appeal must be made within 60 days after the applicant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

1request a review by the Committee of the claim for benefits under the Plan;

2	set forth all of the grounds upon which the Claimant’s request for review is based and any facts in support thereof; and

3	set forth any issues or comments which the Claimant deems pertinent to the appeal.
9.5    Review of Appeals. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by it. If such an extension of time for processing is required because of special circumstances, written notice of the extension shall be furnished prior to the commencement of the extension describing the reasons an extension is needed and the date when the determination will be made. The Committee may require the Claimant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Claimant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided that the Committee finds the requested documents or materials are pertinent to the appeal.

9.6    Final Decisions. On the basis of its review, the Committee shall make an independent determination of the Participant’s eligibility for benefits under the Plan. The decision of the Committee on any appeal of a claim for benefits shall be final and conclusive upon all parties thereto.

9.7    Denial of Appeals. In the event the Committee denies an appeal in whole or in part, it shall give written notice of the decision to the Claimant, which notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan on which the Committee’s decision is based.

9.8    Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 9.6 or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.

SECTION 10
AMENDMENT AND TERMINATION
10.1    Amendment or Termination. The Plan may be amended or terminated at any time by the Board of Directors or the Committee; provided, however, that no amendment or termination may reduce the balance of a Participant’s Deferral Account as of the date of the amendment or termination without the Participant’s written consent. Except as otherwise permitted by Section 409A, the termination of the Plan shall not result in any acceleration of the payment of any Deferral Account under the Plan, unless (i) all arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A if the same Participant participated in all such arrangements are terminated, (ii) no payments other than payments that would be delivered under the terms of such arrangements if the termination had not occurred are made within 12 months of the termination of such arrangements, (iii) all payments under the Plan are made within 24 months of the termination of the arrangements and (iv) the Company does not adopt a new arrangement that would be aggregated with the Plan under Section 409A if the same Participant participated in both arrangements, at any time within the five years following the date of Plan termination. Notwithstanding the foregoing, the Committee shall have the discretion to terminate the Plan and distribute the entire balance of each Participant’s Deferral Account in connection with a Change in Control provided that all amounts attributable to such Deferral Accounts are distributed within 12 months of such Change in Control.

10.2    409A Benefit Amendments. Notwithstanding any provision in the Plan to the contrary, the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee shall have the independent right prospectively and/or retroactively to amend or modify (i) the Plan, (ii) any Participant elections under the Plan and (iii) the time and manner of any payment of benefits under the Plan in accordance with Section 409A, in each case, without the consent of any Participant, to the extent that the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee deems such action to be necessary or advisable (A) to avoid the imposition on any Participant of adverse or unintended tax consequences under Section 409A (“Section 409A Compliance”) or (B) to address regulatory or other changes or developments that affect the terms of the Plan that were included in the Plan prior to such change or development with the intent of effecting Section 409A Compliance. Any determinations made by the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee under this Section 10.2 shall be final, conclusive and binding on all persons.

SECTION 11
MISCELLANEOUS
11.1    No Effect on Employment Rights. Nothing contained herein shall be construed as a contract of employment with any person. The Plan and its establishment shall not confer upon any person the right to be retained in the service of the Company or limit the right of the Company to discharge or otherwise deal with any person without regard to the existence of the Plan.

11.2    Funding. The Plan at all times shall be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Beneficiary or other person shall have any interest in any particular assets of the Company by reason of a right to receive a benefit under the Plan, and any such Participant, Beneficiary or other person shall have the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Notwithstanding the foregoing, the Committee or the Board of Directors, in its discretion, may establish a grantor trust to fund benefits payable under the Plan and administrative costs relating to the Plan. The assets of said trust shall be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

1.	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of ERISA;

2.	the Company shall be treated as the “grantor” of said trust for purposes of Sections 671 and 677 of the Code; and

3.	said trust agreement shall provide that the trust fund assets may be used to satisfy claims of the Company’s general creditors.

11.3    Anti-assignment. To the maximum extent permitted by law, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

11.4    Taxes. The Company shall have the right to deduct any required taxes from each payment to be made under the Plan.

11.5    Construction. The Plan is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of ERISA and therefore exempt from the requirements of Sections 201, 301 and 401 of ERISA. Whenever the terms of the Plan require the payment of an amount by a specified date, the Company shall use reasonable efforts to make payment by that date. The Company shall not be (i) liable to the Participant or any other person if such payment is delayed for administrative or other reasons to a date that is later than the date so specified by the Plan or (ii) required to pay interest or any other amount in respect of such delayed payment except to the extent specifically contemplated by the terms of the Plan.

11.6    Incapacity of Participant. In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of his person or his estate is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to such conservator or other person legally charged with the care of his person or estate.

11.7    Severability. In the event that any one or more of the provisions of the Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby.

11.8    Governing Law. The Plan is established under and shall be governed and construed in accordance with the laws of the State of New Jersey, to the extent that such laws are not preempted by ERISA.

APPENDIX A
SECTION 409A TRANSITION ELECTIONS
(a)    Deferral Elections. An Employee of the Company who first becomes eligible to participate in the Plan on or after January 1, 2005 and on or prior to March 15, 2005 shall be permitted to elect, at any time on or prior to March 15, 2005, in accordance with procedures established by the Committee and Q&A 21 of Notice 2005-1, to defer his Base Salary earned in the calendar year beginning on January 1, 2005 and/or Bonus Compensation earned in the calendar year beginning on January 1, 2004 or January 1, 2005; provided, however, that the Base Salary and/or Bonus Compensation to which such election relates has not been paid or become payable at the time of such election.
(b)    Payment Elections.
(1)    Effective as of December 1, 2005, a Participant who elected in 2004 to defer Bonus Compensation earned in 2005 and payable in 2006 shall be permitted to elect by no later than December 31, 2005 to change the time and/or form of payment previously elected for such 2005 Bonus Compensation to another time and/or form of payment permitted under the Plan.
(2)    With respect to amounts previously deferred in the Deferral Account, a Participant shall be permitted to make, through December 31, 2006, an election to change the time and/or form of payment, to the extent such election is permitted under the terms of the Plan; provided, however, that such election shall apply solely to amounts that would not otherwise be payable in 2006 and shall not cause any amount to be paid in 2006 that would not otherwise be payable in 2006.
(3)    With respect to amounts previously deferred in the Deferral Account, a Participant shall be permitted to make from January 1, 2007 through December 31, 2007, an election to change the time and/or form of payment, to the extent such election is permitted under the terms of the Plan; provided, however, that such election shall apply solely to amounts that would not otherwise be payable in 2007 and shall not cause any amount to be paid in 2007 that would not otherwise be payable in 2007.
(4)    Payment elections pursuant to this Section (b) shall be deemed pursuant to Q&A 19(c) of Notice 2005-1, as amended by the preamble to the proposed Treasury Regulations under Section 409A, issued on September 29, 2005.
(c)    Termination of Participation; Cancellation of Deferral Election.
(1)    Effective as of December 1, 2005, a Participant who elected in 2004 to defer Bonus Compensation earned in 2005 and payable in 2006 shall be permitted to elect by no later than December 31, 2005, in accordance with procedures established by the Administrative Record Keeper, to cancel, in whole or in part, his deferral election under the Plan with respect to his Bonus Compensation earned in 2005 and payable in 2006.
(2)    The Committee shall be permitted, in 2005, to the extent it deems necessary or advisable under Section 409A, to cancel any 2005 deferral election and/or terminate a

Participant’s participation in the Plan solely with respect to his Deferral Account; provided that amounts subject to such cancellation or termination be distributed by the later of December 31, 2005 and the date on which such amounts are earned and vested.
(3)    Any termination of participation or cancellation of a deferral election pursuant to this Section (c) shall be deemed pursuant to Q&A 20(a) of Notice 2005-1.

FORM OF AMENDMENT TO THE

WYETH 2005 (409A) DEFERRED COMPENSATION PLAN

The Wyeth 2005 (409A) Deferred Compensation Plan (the "Plan") is hereby amended as follows, effective as of the Closing Date (as defined in the Agreement and Plan of Merger, dated as of January 25, 2009, by and among Pfizer, Inc., Wagner Acquisition Corp., and Wyeth):

Section 1.2(n) of the Plan is hereby amended in its entirety to read as follows:
"(n)    "Company Stock" means the Investment Option available under the Plan that is designed to track the performance of the common stock of Pfizer Inc., par value $0.05 per share, and any successor thereof."

FORM OF CERTIFICATE OF AMENDMENT

WYETH DEFERRED COMPENSATION PLAN (THE “WYETH DCP”)

Effective on the closing of the merger contemplated by the Agreement and Plan of Merger, dated as of January 25, 2009, among Pfizer Inc (“Company”), Wagner Acquisition Corp., and Wyeth as the same may be amended from time to time (“Merger”), the Company freezes eligibility under the Wyeth DCP so that no employee may become an “Eligible Employee” (as defined in the Wyeth DCP) after the Merger, and only employees who are eligible to participate in the Wyeth DCP on the Merger shall participate in the Wyeth DCP.

FORM OF AMENDMENTS TO THE
WYETH SUPPLEMENTAL EMPLOYEE SAVINGS PLAN, WYETH
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, WYETH
DEFERRED COMPENSATION PLAN AND THE WYETH
EXECUTIVE RETIREMENT PLAN (COLLECTIVELY, THE “PLANS”)
The Plans are hereby amended, effective as of January 1, 2011, by deleting the following language “within ninety (90) days after the date of the Participant’s death,” in each of the plan sections listed below, and replacing it with “in the January following the calendar year in which the Participant’s death occurs”:

1.	Wyeth Supplemental Employee Savings Plan – Section 1.2(r);

2.	Wyeth Supplemental Executive Retirement Plan – Sections 5.7, 6.5, 6.6 and 6.8;

3.	Wyeth Executive Retirement Plan – Sections 5.7, 6.5, 6.6 and 6.8; and

4.	Wyeth Deferred Compensation Plan – Sections 7.4 and 7.6.

FORM OF WRITTEN ACKNOWLEDGEMENT AND CONSENT
TERMINATION OF PARTICIPATION
WYETH DEFERRED COMPENSATION PLAN (THE “PLAN”)
Effective on and after January 1, 2012, it is hereby acknowledged that the Plan is “frozen” and no further deferrals may be made under the Plan.

Amendments to the
WYETH 2005 (409A) DEFERRED COMPENSATION PLAN
* * *
(New material in bold and italics; deletions crossed out)
SECTION 3
GRANDFATHERED BENEFITS
The Company maintains the Prior Plan, which was designed to provide certain Employees with the opportunity to voluntarily defer receipt of a portion of their compensation. All amounts deferred under the Prior Plan that, for purposes of Section 409A, were both earned and vested on December 31, 2004 shall be subject to the terms of the Prior Plan as in effect on December 31, 2004. The ERP Grandfathered Benefits, SERP Grandfathered Benefits and the SESP Grandfathered Account that are rolled over in a Valid Notional Rollover shall be rolled over into the Prior Plan and be subject to the terms of the Prior Plan as in effect on December 31, 2004. Notwithstanding the foregoing, with respect to any Participant employed by Zoetis Inc., on and following the date Zoetis Inc. is no longer a wholly owned subsidiary of the Company due to a tax-free distribution to the Company’s stockholders of all or a portion of its equity interest in Zoetis, such Participant shall be deemed to have incurred a termination of employment only upon his or her “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, for purposes of the distribution of his or her Grandfathered Benefits.